Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The General Dynamics Corporation Finance and Benefit Plans Committee

General Dynamics Corporation 401(k) Plan 5.0:

We consent to the incorporation by reference in the registration statement (Nos. 333-101634, 333-107901, 333-116071, 333-139518, 333-159038, 333-159045, 333-181124, 333-186575 and 333-186578) on Form S-8 and registration statement No. 333-178406 on Form S-3 of General Dynamics Corporation of our report dated June 27, 2014, with respect to the statements of net assets available for benefits of the General Dynamics Corporation 401(k) Plan 5.0 as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the supplemental schedules – Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2013 and Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the General Dynamics Corporation 401(k) Plan 5.0.

/s/ KPMG LLP

McLean, VA

June 27, 2014